Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of QR Energy, LP of our reports dated March 15, 2012, except for Note 18 for which the date is June 1, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QR Energy LP and May 4, 2011 relating to the consolidated financial statements of QA Holdings LP, which appear in QR Energy LP’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 7, 2012